Sam,

Gold just broke **$4,000 an ounce**, up 52% so far this year. But when it comes to performance over these metrics, **Jean-Michel Basquiat's market** has done even better.

Basquiat paintings have beaten gold's growth over **80% of the time**, with strong risk-adjusted returns (**0.96 Sharpe vs. 0.34** for gold, across 94 resales from '95–'25).

You can now invest in that same market through Basquiat's *Made in Japan II*, a compelling 1982 painting from the height of his career.

Invest here, and view the offering circular below.

Thanks,

The Masterworks Team

—

MASTERWORKS

www.masterworks.com

1 World Trade Center, 57th Floor, New York, NY 10007

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Comparison of an artist market to an investment asset relies on Masterworks' median repeat sale pair methodology ("Median Repeat Sale Pair Appreciation"). Median Repeat Sale Pair Appreciation reflects the median annualized price appreciation rate of all artworks in the main medium of an artist that has sold at least fifteen times at public auction, known as "repeat sales". To then measure the artist's market relative to the performance of a specific investment asset ("assets"), the appreciation of the assets is calculated using the value of the asset on the earliest first sale of an artist and the latest second sale date of that artist. The annualized growth rate (CAGR) is calculated for that asset using those two values. If the asset does not have a value on the earliest first sale and / or latest second sale date, we may use the next closest value (assuming the asset is published/priced daily), or not publish a comparison. While Masterworks believes comparisons to other asset classes can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data.

Sharpe Ratio indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. Sharpe Ratio of artist market qualitatively different from measurement of the individual performance of Masterworks securities.

While Masterworks believes comparisons to other asset classes can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data. For example, many asset categories are far more liquid than artwork. Whereas exchange traded stocks, commodities and precious metals are priced continuously in real time, art prices upon which data is available (i.e. public auctions) are updated only on limited occasions during select months of the year when public auctions are held. As a result, these asset categories may appear to be more volatile than art and will react more quickly to events and market forces than art prices.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.